POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Daniel C. Sontag, the designated principal executive officer of Merrill Lynch, Pierce, Fenner & Smith Incorporated for purposes of the registration statements referred to below, constitute and appoint Mitchell M. Cox and Thomas W. Lee and each of them, with full power to act without the other, my true and lawful attorneys-in-fact and agents with full and several power of substitution, for me and in my name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to the Registration Statements for each of the Biotech HOLDRS(SM) Trust, B2B Internet HOLDRS(SM) Trust, Broadband HOLDRS(SM) Trust, Europe 2001 HOLDRS(SM) Trust, Internet HOLDRS(SM) Trust, Internet Architecture HOLDRS(SM) Trust, Internet Infrastructure HOLDRS(SM) Trust, Market 2000+ HOLDRS(SM) Trust, Oil Service HOLDRS(SM) Trust, Pharmaceutical HOLDRS(SM) Trust, Regional Bank HOLDRS(SM) Trust, Semiconductor HOLDRS(SM) Trust, Software HOLDRS(SM) Trust, Telecom HOLDRS(SM) Trust, Wireless HOLDRS(SM) Trust, Utilities HOLDRS(SM) Trust and Retail HOLDRS(SM) Trust, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as I might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated as of the 25th day of February, 2009

Signature	Title

/s/ Daniel C. Sontag	Director and Executive Vice President
Name: Daniel C. Sontag